EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of Astec Industries, Inc. on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Astec Industries, Inc. on Forms S-8 (File No. 033-61461, effective August 1, 1995, File No. 33-123266, effective March 11, 2005, File No. 333-124420, effective April 28, 2005, File No. 333-133013, effective April 5, 2006, and File No. 333-134398, effective May 23, 2006).

/s/ GRANT THORNTON LLP

Greensboro, North Carolina
February 27, 2008